Exhibit 10.2
Execution Version

THIRD AMENDMENT TO THE
ENBRIDGE SUPPLEMENTAL PENSION PLAN FOR UNITED STATES EMPLOYEES
(As Amended and Restated Effective January 1, 2005)
Pursuant to Section 8.1 of the Enbridge Employee Services, Inc. Employees’ Supplemental Plan, as amended (the “Supplemental Plan”), and the authority delegated to it by the Board of Directors of Enbridge Employee Services, Inc. (the “EESI Board”), the Human Resources & Compensation Committee of the Enbridge Inc. Board of Directors (the “HRCC”) has approved, confirmed, and adopted this Third Amendment at a meeting of the HRCC held on the 1st day of August 2017, at which a quorum was present.
PART I: CROSS-REFERENCES
1.Effective as of January 1, 2018, Section 3(a)(i)(F) of the Supplemental Plan is amended to replace “Section 1.1(s)(i)(A) and 1.1(s)(ii)(A)” with “Section 1.1(u)(i)(A) and 1.1(u)(ii)(A)” wherein it appears.
2.    Effective as of January 1, 2018, Section 3(b)(i)(F) of the Supplemental Plan is amended to replace “Section 1.1(s)(i)(B) and 1.1(s)(ii)(B)” with “Section 1.1(u)(i)(B) and 1.1(u)(ii)(B)” wherein it appears.
3.    Effective as of January 1, 2018, Section 3(b)(i)(G) of the Supplemental Plan is amended to replace “(as determined pursuant to (E) above)” with “(as determined pursuant to (F) above)” wherein it appears.
4.    Effective as of January 1, 2018, the final paragraph of Section 3(b) of the Supplemental Plan is amended to replace “subparagraph (i)(A)(x) and (ii)” with “subparagraphs (i)(A)(1) and (2)” wherein it appears, and to replace “subparagraphs (i)(A)(x) and (ii)” with “subparagraphs (i)(A)(1) and (2)” wherein it appears.
PART II: BENEFIT CHANGES
1.    Effective as of January 1, 2018, Section 1.1(e) of the Supplemental Plan is hereby deleted and replaced, in its entirety, with the following new Section 1.1(e):
(e) “Average Final Pay” for periods on and after January 1, 2018 has the same meaning as in the Qualified Plan. For periods prior to January 1, 2018, “Average Final Pay” has the same meaning as in the Qualified Plan, except that, in determining the amount of Average Final Pay for a Senior Management Employee who received benefits from an Affiliate’s long term disability program, Base Pay shall be deemed to have continued in the amount equal to the Participant’s Base Pay in effect immediately prior to the incurrence of the disability and shall be adjusted annually according to increases in the U.S. Consumer Price Index, up to a maximum of 5% per year.
2.    Effective as of January 1, 2018, Section 3(b)(i)(E) of the Supplemental Plan is hereby deleted and replaced, in its entirety, with the following new Section 3(b)(i)(E):
(E) with respect to a Participant who terminates employment with all Affiliates:
(1) on or after the date on which he attains age 55, any adjustment for early benefit commencement under the Qualified Plan did not exceed ¼ of 1% for each month by which the Participant’s age at the Benefit Commencement Date precedes age 60; or
(2) prior to the date on which he attains age 55:

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(i) with respect to the portion of the benefit described in Section 3(b)(i) attributable to Credited Service prior to January 1, 2018, any adjustment for early benefit commencement under the Qualified Plan did not exceed ¼ of 1% for each month by which the Participant’s age at the Benefit Commencement Date precedes age 60; and
(ii) with respect to the portion of the benefit described in Section 3(b)(i) attributable to Credited Service on or after January 1, 2018, any adjustment for early benefit commencement under the Qualified Plan did not exceed ½ of 1% for each month by which the Participant’s age at the Benefit Commencement Date precedes age 65;
3.    Effective as of January 1, 2018, Section 4.2 of the Supplemental Plan is hereby deleted and replaced, in its entirety, with the following new Section 4.2:
4.2 Cost of Living Supplements. The amount of each periodic benefit payment to a Participant, as determined pursuant to Section 4.1, shall be increased to reflect a cost of living adjustment at the same time and in the same manner as under the Qualified Plan, but only with respect to that portion of the benefit which is attributable to Credited Service accrued before January 1, 2018. No cost of living adjustment shall be applied to that portion of the benefit that is attributable to Credited Service accrued on or after January 1, 2018. The benefit payable under this Section 4.2 applies to all Participants under the Plan, regardless of whether the Participant is entitled to a cost of living adjustment under the Qualified Plan.
4.    Effective as of January 1, 2018, Section 5.3(d) of the Supplemental Plan is hereby deleted and replaced, in its entirety, with the following new Section 5.3(d):
(d) Cost of Living Supplements. The amount of each periodic payment to a Surviving Spouse or Beneficiary, as determined pursuant to paragraph (c) above, that is attributable to Credited Service accrued before January 1, 2018, shall be increased to reflect a cost of living adjustment at the same time and in the same manner as under the Qualified Plan.
5.    Effective as of January 1, 2018, Section 9.9 of the Supplemental Plan is hereby deleted and replaced, in its entirety, with the following new Section 9.9:
9.9    Entire Agreement    . Except as provided in Addendum C, the terms and conditions set forth herein constitute the entire understanding of the Company and the Participants with respect to the matters addressed herein.
6.    Effective as of January 1, 2018, Addendum C of the Supplemental Plan is hereby deleted and replaced, in its entirety, with the following new Addendum C:
Special Negotiated Benefits
The Company may from time to time provide special benefits for one or more of its employees in addition to the benefits provided to him or her under the Plan and the Qualified Plan. In such case, the Company may, by separate agreement, set out the terms of that special benefit and may specify that the special benefit is provided under the Plan. The employee entitled to receive the special benefit shall be considered to be a Participant in the Plan, and the terms of the Plan shall apply to him or her except to the extent expressly specified in the separate agreement. For purposes of clarity, the term

“separate agreement,” as used in this Addendum C, includes (but is not limited to) any executive employment agreement, letter, or memorandum of understanding signed by the Participant and a duly authorized representative of either the Company or Enbridge Inc., which sets out the terms of the special benefit payable to or on behalf of the Participant under the Plan. Unless otherwise expressly stated in the separate agreement, any special benefit payable under the Plan pursuant to such separate agreement shall be paid in accordance with the rules set forth herein pertaining to the time and manner of payment of Plan distributions.
As amended hereby, the Supplemental Plan is hereby specifically ratified and reaffirmed in its entirety.
To record this Third Amendment, the undersigned delegate of the HRCC, pursuant to authorization of the HRCC, hereby confirms and executes the Third Amendment on this 15th day of December 2017.

By:	Marc Weil, VP and Chief HR Officer on behalf of the Human Resources & Compensation Committee of the Enbridge Inc. Board of Directors

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